UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Garden Fresh Restaurant Corp.

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GARDEN FRESH AND CERTAIN OF ITS DIRECTORS AND OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF GARDEN FRESH STOCKHOLDERS TO VOTE ON THE PROPOSED MERGER OF GARDEN FRESH WITH GFR ACQUISITION COMPANY, AS FURTHER DESCRIBED IN THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 29, 2003, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2004. GARDEN FRESH WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAIL TO ITS STOCKHOLDERS A DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHICH WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PARTICIPANTS IN THE MERGER TRANSACTION AND OTHER IMPORTANT INFORMATION ABOUT THE MERGER AGREEMENT AND THE PROPOSED MERGER. GARDEN FRESH WILL ALSO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE MERGER AGREEMENT AND THE PROPOSED MERGER.

STOCKHOLDERS OF GARDEN FRESH ARE ADVISED TO READ OUR DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. OUR STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE ONCE THEY BECOME AVAILABLE, COPIES OF OUR PROXY STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. THESE DOCUMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CALLING INVESTOR RELATIONS AT GARDEN FRESH, PHONE NUMBER (858) 675-1600.

Garden Fresh Restaurant Corp.

First Quarter Results

Conference Call

Thursday, February 5, 2004

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Garden Fresh Restaurant Incorporated first quarter results conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session, at that time if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, February 5, 2004. I would now like to turn the conference over to Mr. Michael Mack, Chief Executive Officer for Garden Fresh Restaurant Incorporated. Please go ahead, sir.

Mr. Michael Mack:	Thank you, Anna. Good morning. Welcome everybody. This is the Garden Fresh first quarter fiscal 2004 earnings conference call. With me today is Lloyd Fritzmeier, my Chief Operating Officer and Dave Qualls, my Chief Financial Officer.

I’d like to begin by reviewing the language regarding forward-looking statements that pertains to financial and other information disclosed in this conference call, as well as language that pertains to our proposed merger transaction. As to forward-looking statements, we may disclose certain statements in this conference call which are forward-looking, such as the ability of the company’s marketing programs to drive sales growth in 2004 and estimates for the second quarter of fiscal 2004 and the full year for fiscal 2004, along with the assumptions related to these estimates.

These statements and estimates are subject to certain risks and uncertainties and other factors that could affect the company’s financial results. For more information on the risks, uncertainties and other factors that could affect the company’s financial results is included in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission.

As to our pending merger, Garden Fresh and certain of its Directors and Officers may be deemed to be participants in the transactions contemplated by the proposed merger of Garden Fresh with GF Acquisition Company as further described in the amended and restated agreement and plan of merger dated September 29, 2003, filed with the Securities and Exchange Commission on February 2, 2004.

Garden Fresh will file with the Securities and Exchange Commission and mail to its stockholders a definitive proxy statement for the special meeting of the stockholders which will contain important information regarding the participants in the merger transaction and other important information about the merger agreement and the proposed merger.

Garden Fresh will also file with the Securities and Exchange Commission a transaction statement on Schedule 13E-3 relating to the merger agreement and the proposed merger. Stockholders of Garden Fresh are advised to read our definitive proxy statement for the special meeting of the stockholders when it becomes available because it will contain important information.

Our stockholders may obtain, free of charge once they become available, copies of our proxy statement and other documents filed by the company with the Securities and Exchange Commission at the Web site maintained by the Securities and Exchange Commission at www.sec.gov. These documents may also be obtained free of charge by calling Investor Relations at Garden Fresh and our phone number is (858)675-1600.

I will provide an overview of our financial results. I will comment briefly on those results and then Dave Qualls, Lloyd Fritzmeier and I will answer questions regarding the performance of the company. We will not be addressing any questions regarding the proposed merger.

Since our November 25 call to discuss the financial results for the last fiscal year, we have filed a detailed preliminary proxy statement regarding the proposed merger and just this past week we filed a revision to that document. So I would ask all of you to look to that document and read the final version when it is cleared by the SEC and mailed to our stockholders. I would also refer you to the release on February 2 indicating that we had extended the outside termination date for the transaction to March 12th and plan to have the stockholder meeting to vote on the merger in early March.

I know that some of you on our last call wanted to pursue merger-related questions and I hope that you have since had your questions answered by reference to our detailed proxy filings. If not, once we have cleared and mailed the definitive proxy, we will be pleased to address individually any questions you may still have. Again, the proposed merger is off the agenda today and I appreciate in advance you limiting your questions to the business and the numbers.

With that, let me turn to our financial results for the first quarter of fiscal 2004. As you saw in the release, the net sales for this quarter ended December 30, 2003 rose 4.8% to $52.1 million, from $49.7 million in the same period of the prior year. Same-store sales for the quarter were increased by 3.3%. There were 95 restaurants in the same-store sales base.

We did post a net loss of $204,000, or 3 cents per share for the quarter versus net income of $206,000, and 3 cents per diluted common share last year. The results for the December quarter just ended include $431,000 of costs associated with the proposed merger. Without these costs we would have reported net income per diluted common share of zero, or break even. A reconciliation of this nonGAAP pro forma is included in Table A of the press release that is located in the Investor Relations section of our Web site, which you can find at www.gardenfreshcorp.com.

We were very pleased with our guest count increase of 3.2% for the quarter. We believe that both new and returning guests responded to our marketing programs. During the quarter we strengthened our menu with new and existing products, continued the use of radio in selected markets to support the menu and engaged in a focused local store marketing programs.

We are also very pleased with recent balance sheet improvements which included debt reduction of approximately $2.3 million since September of 2003, the end of our fiscal year, while maintaining our cash balance of approximately $11 million.

With that overview of our results, I’d now like to address your questions regarding our operating performance. And, Anna, if you are there, could you provide the instructions for Q&A?

Operator:	Yes, thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speaker phone, please lift your handset before entering you request. One moment, please, for the first question. Your first question comes from the line of Mike Smith from Oppenheimer. Please proceed.

Mr. Mike Smith:	Good morning, Michael.

Mr. Michael Mack:	Good morning, Mike.

Mr. Mike Smith:	Just a quick question. In terms of the quarterly report that you have here which looks reasonably okay, how does this quarterly report meet with the pro formas and so forth that you gave the people who are funding the acquisition?

Mr. Michael Mack:	Yeah, Mike, I think you understand that I can’t comment on that. All I can refer you to is the estimates that we previously provided and that’s it.

Mr. Mike Smith:	Okay. I didn’t think that was an acquisition-related question but I guess I will go look.

Mr. Michael Mack:	It is, yes.

Operator:	Thank you. Ladies and gentlemen, once again, if you would like to register a question, press one, four on your telephone. There are no further questions at this time.

Mr. Michael Mack:	Thank you everyone for joining us. We appreciate it.

Operator:	Pardon me. We do have one question, are we able to take that one question?

Mr. Michael Mack:	Absolutely.

Operator:	Very well. The question comes from the line of Louie Zarcus [ph] from Chesapeake Partners. Please go ahead. I apologize. It seems to be the line is on music stand by. We do have another question from the line of Matt Zota, First Capital Alliance. Please proceed with your question.

Mr. Matt Zota:	Hi, we got on the call late. Can you tell us when you are anticipating the merger to close?

Mr. Michael Mack:	Yes, Matt. What I went through in my preliminary comments was that we would not be taking any questions related to the merger and what I would do is refer you to our preliminary proxy and filed merger agreements which are currently available. I have really nothing substantive to add beyond what’s contained in those documents.

Mr. Matt Zota:	Okay.

Mr. Michael Mack:	Thanks very much.

Operator:	Thank you. We have the line of Louie Zarcus of Chesapeake Partners queued up one more time. Please proceed with your question.

Mr. Louie Zarcus:	Hi, it’s Louis Zarcus from Chesapeake. Can you tell us, it isn’t directly related to the merger or of the closing, but when you will be able to mail the definitive proxy documents?

Mr. Michael Mack:	I’m actually going to call that as pretty closely related to the merger transaction and, again I am just going to refer you to the documents that are on file. I have nothing to add beyond that.

Operator:	Thank you. Our next question comes from the line of Ben Pass from Genco. Please proceed with your question.

Mr. Ben Pass:	Just a question. I know I appreciate you guys aren’t willing to take questions regarding the merger. It seems to be the issue at hand. I’m just curious as, can you give us a sense of how much time management is spending with the operations of the business versus working to close the transaction. I think that’s a relevant question that any shareholder would want to know since the merger certainly is in the forefront of everyone’s minds.

Mr. Michael Mack:	Yeah. What I can say, I’m not going to give you a break down of time being spent and I can tell you that I’m very comfortable that sufficient time and attention is being paid to the ongoing business.

Mr. Ben Pass:	Okay. Can you give us a sense as to, while we are on the topic, can you just, is due diligence complete for those providing the financing of this transaction? Is there still due diligence occurring?

Mr. Michael Mack:	Yeah, I’m really going to have to refer you once again to the merger agreement and the preliminary proxy statement and I can’t comment beyond that.

Mr. Ben Pass:	Okay. It doesn’t make sense to me, but I appreciate it.

Operator:	Thank you. Ladies and gentlemen, to queue up for a question, please press one, four. There are no further questions. Please continue with your presentation or your closing remarks.

Mr. Michael Mack:	Thank you once again, everybody for joining us. I appreciate your frustration in wanting to ask questions about the merger and I have nothing to add, as I’ve said several times, beyond what’s contained in the documents. That is the end of the call. Thank you for joining us. And, Anna, that will be it.

Operator:	Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.